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                                                                    Exhibit 21

                SUBSIDIARIES OF WORLDWIDE WEB NETWORX CORPORATION



ATM Service, Ltd.(1) - 52%

Keiretsu Corporation (2) - 100%

Real Quest, Inc. (3) - 80%
     NAI Direct, Inc. (4) - 80% owned by Real Quest, Inc.


The Intrac Group, Ltd. (4) - 100%



(1) New York corporation
(2) Nevada corporation
(3) New Jersey corporation
(4) Delaware corporation